NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst &	Jeffrey L. Chastain
	Media Contact:	(713) 917-2020
Pride International, Inc. Announces Third Quarter 2007 Results
     Houston, Nov. 1, 2007 — Pride International, Inc. (NYSE: PDE) today reported financial results for the three months ended September 30, 2007. Net income for the quarter totaled $401.5 million or $2.25 per diluted share, reflecting the impact of certain asset dispositions.
     During the quarter, the Company sold its Latin America Land and E&P Services segments for $1.0 billion in cash and entered into an agreement to sell its three tender-assist rigs for total proceeds of $213 million in cash. The disposition of the Latin America Land and E&P Services segments, which was included in the Company’s third quarter results, resulted in an after-tax gain of $265.0 million, or $1.48 per diluted share. The sale of the three tender-assist rigs is expected to close in early 2008, subject to the novation of drilling contracts by the customers for each unit and other closing conditions.
     The Company reported the results of operations and the associated gain on sale of both the Latin America Land and E&P Services segments and the results of operations for the quarter from three tender-assist units as income from discontinued operations for the third quarter of 2007 and all comparative periods. Income from discontinued operations totaled $281.2 million for the quarter, or $1.57 per diluted share.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “The third quarter of 2007 was one of the most significant quarters in the history of Pride as we advance the transformation of the company to an offshore-focused contract driller with an emphasis on deepwater and other high specification rigs. Toward this goal, numerous accomplishments were achieved during the period, including:
•	The execution of an agreement to sell our Latin America Land and E&P Services business segments for $1 billion in cash and the closing of that transaction only three weeks later on August 31, 2007,

•	A commitment to the construction of an ultra-deepwater drillship,

•	The acquisition of an ultra-deepwater drillship in the early stages of construction,

•	An agreement to sell three tender-assist rigs for $213 million in cash, and

•	The acquisition of the remaining nine percent interest in our Angolan joint venture for $45 million in cash, giving us 100 percent ownership in three rigs, including two deepwater drillships.
     “Our earnings from operations from semisubmersibles and drillships (floaters) approached 60 percent in the third quarter of 2007 compared to 34 percent one year ago and is expected to continue to grow as new contracts commence at higher dayrates reflecting the tightness in the floating rig market. In addition, our strong cash position, coupled with improving cash flow from operations and the prospects for further cash proceeds following the disposal of additional non-strategic assets, provides us with increased flexibility as we address numerous growth opportunities and other means to enhance shareholder value.”
     Continuing Operations
     Income from continuing operations, consisting primarily of the company’s Offshore Drilling Services segment, was $120.3 million, or $0.68 per diluted share, on revenues of $540.4 million for the third quarter of 2007. The results compare to income from continuing operations of $66.0 million, or $0.39 per diluted share, on revenues of $406.0 million during the corresponding quarter in 2006.
     During the quarter, the company completed a technical evaluation of its entire offshore fleet. As a result of this evaluation, there was a change in estimates regarding useful lives and salvage values on certain rigs in the fleet. These changes were primarily a result of changing market conditions, the recent significant capital investment in certain rigs and revisions to and standardization of maintenance practices. As a result of these changes, the third quarter of 2007 includes a reduction in depreciation expense of $14.5 million, or an after-tax benefit of $0.07 per diluted share. In addition to the changes impacting depreciation expense, net income from continuing operations for the quarter also included a tax benefit of $10.2 million, or $0.06 per diluted share, due to the recognition of foreign tax credits that had been previously treated as tax deductions in prior quarters. This helped reduce our effective tax rate to 27% for the period. Realization of this additional tax benefit is based primarily on our forecasts of future profitability, along with the application of certain tax planning strategies. In future quarters, we expect to continue to recognize the benefit of these foreign tax credits. Finally, in August 2007, the company acquired from its partner Sonangol the remaining nine percent interest in the joint venture related to the company’s Angolan operations for $45 million in cash, bringing the company’s ownership interest to 100 percent and adding approximately $1.6 million, or $0.01 per diluted share, to the company’s income from continuing operations.
     For the nine months ended September 30, 2007, net income was $649.3 million, or $3.67 per diluted share. Income from continuing operations totaled $314.1 million, or $1.79 per diluted share, on revenues of $1,541.5 million. The results compare to net income of $227.6 million, or $1.32 per diluted share and income from continuing operations of $156.6 million, or $0.92 per diluted share, during the nine months ended September 30, 2006. Revenues from continuing operations during the corresponding nine months in 2006 were $1,172.5 million.
     Capital expenditures for the three and nine months ended September 30, 2007 were $331.1 million and $501.7 million, respectively, including $208.2 million relating to the construction of two ultra-deepwater drillships and $45 million related to the acquisition of the remaining nine percent interest in the aforementioned joint venture company. Expected capital expenditures for 2007 total $830 million.
     Total debt at September 30, 2007 was $1,212.4 million, while net debt (total debt less cash and cash equivalents of $880.6 million) was $331.8 million.

     Offshore Drilling Services
     Offshore Drilling Services revenues totaled $509.7 million during the third quarter of 2007, compared to revenues of $502.1 million for the second quarter of 2007. The revenue improvement was due primarily to increased utilization of the company’s international jackup rig fleet, coupled with higher average daily revenues from these jackup rigs and the deepwater floaters, partially offset by lower utilization in the midwater floaters due to planned shipyard programs and in the U.S. Gulf of Mexico jackup rig fleet. Earnings from operations improved to $212.2 million in the third quarter from $208.2 million in the second quarter of 2007. Operating costs increased during the third quarter to $250.3 million, up $14.8 million from $235.5 million during the second quarter of 2007. The increase in operating costs was due primarily to increased labor costs, including programs targeted toward retention, higher rig activity, repair and maintenance costs and the reserve of bad debt relating to a previous customer.
     Revenues from the company’s eight-rig deepwater fleet were $176.1 million during the third quarter of 2007, up six percent from $166.9 million in the second quarter of 2007, while earnings from operations totaled $80.4 million, compared to $74.9 million over the same comparative period. The improvement was due primarily to a dayrate adjustment on the deepwater drillship Pride Africa and the purchase of the remaining nine percent interest in the aforementioned joint venture company, bringing the company’s total ownership in three rigs to 100 percent, including the deepwater drillships Pride Angola and Pride Africa. Average daily revenues continued to increase, improving to $242,500 in the third quarter of 2007, up three percent from $235,800 in the preceding quarter of 2007. Utilization in the third quarter was 99 percent, up from 97 percent in the second quarter of 2007. Demand for deepwater floaters is expected to remain strong on a global basis, resulting in an expected shortage of deepwater rig capacity beyond 2010. Customers continue to make multi-year commitments to these units, and the company is in the process of finalizing a multi-year contract for its deepwater drillship, Pride Angola.
     The company’s midwater fleet, comprised of six semisubmersible rigs, reported revenues of $88.0 million during the third quarter of 2007, down eight percent from $95.7 million in the second quarter of 2007, due primarily to planned out-of-service time on the semisubmersible rigs Pride South America and Pride Mexico, which is continuing an upgrade ahead of the commencement in mid-2008 of a five-year contract in Brazil. Earnings from operations declined slightly to $43.1 million in the third quarter, from $44.7 million in the second quarter of 2007. The increased out-of-service time resulted in a decline in utilization to 74 percent during the third quarter of 2007, from 86 percent in the preceding quarter. Average daily revenues were $215,900 during the third quarter, up from $203,500 in the preceding quarter. The semisubmersible rig Pride South Seas entered a shipyard in late September 2007 for a planned 120-day upgrade project and is expected to return to operations in late January 2008.
     Revenues from the company’s 28-rig jackup fleet improved to $205.5 million during the third quarter, up seven percent from $192.2 million in the second quarter of 2007. The improvement was driven primarily by the company’s international jackup rigs, which experienced improved utilization following the completion of scheduled shipyard programs and mobilizations and higher average daily revenues, which increased to $107,400 during the third quarter from $100,600 in the second quarter. The revenue improvement was partially offset by lower average daily revenues from the U.S. Gulf of Mexico jackup rig fleet of $81,200 during the third quarter compared to $83,600 during the second quarter. During the third quarter, utilization of the U.S. Gulf of Mexico jackup rigs declined to 68 percent, from 71 percent in the second quarter. The company relocated two jackup rigs, the Pride Mississippi and Pride Oklahoma, from the U.S. Gulf of Mexico to Mexico, achieving higher dayrates and longer contract duration for each unit, relative to contract opportunities in the U.S. Gulf. The company will continue to evaluate opportunities to relocate other of its mat-supported jackup rigs to Mexico, but does not presently expect these potential opportunities to materialize before the first half of 2008. Contract opportunities for jackup rigs operating in regions outside of the Gulf of Mexico remain plentiful, especially in Asia and the Middle East. The company reported that the jackup rig Pride Montana was awarded a three-year contract for continued drilling operations in the Arabian Gulf. The contract is expected to commence in June 2008, in direct continuation of the rig’s current contract. Revenues expected to be generated over the three-year contract are approximately $142.4 million, excluding revenues for mobilization, demobilization and client reimbursables.
     Pride International, Inc. will host a conference call at 12:00 p.m. Eastern time on Thursday, Nov. 1, 2007 to discuss results for the third quarter of 2007, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-1409 and refer to confirmation code 2641458 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed at www.prideinternational.com by selecting the Investor Relations link. A telephonic replay of the conference call should be available after 4:00 p.m. Eastern time on November 1 and can be accessed by dialing 719-457-0820 and referring to pass code 2641458. Also, a replay will be available through the Internet, along with an electronic download option (podcast) and can be accessed by visiting the company’s worldwide web address. All replay options will be available for approximately 30 days.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest offshore drilling contractors, operating a fleet of 68 rigs, including two deepwater drillships, 12 semisubmersible rigs, 28 jackups, 14 tender-assist, barge and platform rigs, five managed deepwater rigs and seven Eastern Hemisphere-based land rigs. The company also has two ultra-deepwater drillships under construction and has announced an agreement to sell three of its tender-assist rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
REVENUES	$540.4	$406.0

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	269.3	223.1
Depreciation and amortization	50.2	48.2
General and administrative, excluding depreciation and amortization	35.5	26.8
Gain on sales of assets, net	(0.1)	(2.5)

	354.9	295.6

EARNINGS FROM OPERATIONS	185.5	110.4

OTHER INCOME (EXPENSE), NET
Interest expense	(18.0)	(17.2)
Interest income	3.8	1.0
Other income (expense), net	(4.8)	(0.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	166.5	93.3
INCOME TAXES	(45.1)	(26.9)
MINORITY INTEREST	(1.1)	(0.4)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	120.3	66.0
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	281.2	23.3

NET INCOME	$401.5	$89.3

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.73	$0.41
Income from discontinued operations	1.69	0.14

Net income	$2.42	$0.55

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.68	$0.39
Income from discontinued operations	1.57	0.13

Net income	$2.25	$0.52

SHARES USED IN PER SHARE CALCULATIONS
Basic	166.1	162.9
Diluted	178.8	176.4

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
REVENUES	$1,541.5	$1,172.5

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	763.5	685.7
Depreciation and amortization	171.0	142.3
General and administrative, excluding depreciation and amortization	100.1	78.8
Gain on sales of assets, net	(9.0)	(30.1)

	1,025.6	876.7

EARNINGS FROM OPERATIONS	515.9	295.8

OTHER INCOME (EXPENSE), NET
Interest expense	(58.0)	(55.5)
Interest income	4.7	3.3
Other income (expense), net	(7.7)	(2.4)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	454.9	241.2
INCOME TAXES	(137.3)	(81.3)
MINORITY INTEREST	(3.5)	(3.3)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	314.1	156.6
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	335.2	71.0

NET INCOME	$649.3	$227.6

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.90	$0.96
Income from discontinued operations	2.03	0.44

Net income	$3.93	$1.40

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.79	$0.92
Income from discontinued operations	1.88	0.40

Net income	$3.67	$1.32

SHARES USED IN PER SHARE CALCULATIONS
Basic	165.4	162.6
Diluted	178.4	176.5

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$880.6	$64.1
Trade receivables, net	390.3	505.0
Parts and supplies, net	7.2	75.3
Deferred income taxes	93.3	154.5
Prepaid expenses and other current assets	154.7	164.3
Assets held for sale	79.5	—

Total current assets	1,605.6	963.2

PROPERTY AND EQUIPMENT	5,220.8	5,808.4
Less: accumulated depreciation	1,378.2	1,808.3

Property and equipment, net	3,842.6	4,000.1

Goodwill	1.5	68.5
Other assets	64.6	65.7

Total assets	$5,514.3	$5,097.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$83.6	$91.9
Accounts payable	137.7	189.9
Accrued expenses and other current liabilities	401.0	388.3
Liabilities held for sale	7.4	—

Total current liabilities	629.7	670.1

OTHER LONG-TERM LIABILITIES	190.1	196.9

LONG-TERM DEBT, NET OF CURRENT PORTION	1,128.8	1,294.7
DEFERRED INCOME TAXES	238.6	273.6

MINORITY INTEREST	0.1	28.3

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	1,880.0	1,817.9
Treasury stock, at cost	(9.9)	(8.0)
Retained earnings	1,449.9	819.0
Accumulated other comprehensive income	5.3	3.3

Total stockholders’ equity	3,327.0	2,633.9

Total liabilities and stockholders’ equity	$5,514.3	$5,097.5

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$649.3	$227.6
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Latin America Land and E&P Services segments	(265.0)	—
Depreciation and amortization	216.3	195.6
Discount amortization on long-term debt	0.7	0.2
Amortization and write-offs of deferred financing costs	3.0	3.0
Amortization of deferred contract liabilities	(40.7)	(3.9)
Gain on sale of assets	(10.2)	(31.5)
Equity in earnings of affiliates	0.2	(2.4)
Deferred income taxes	52.6	63.8
Excess tax benefits from stock-based compensation	(7.1)	—
Minority interest	3.5	3.3
Stock-based compensation	17.2	12.2
Loss (gain) on mark-to-market of derivatives	2.4	0.6
Other non-cash items	—	3.0
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(129.0)	(94.0)
Parts and supplies	(5.3)	(5.4)
Prepaid expenses and other current assets	3.2	(44.7)
Other assets	(14.3)	0.2
Accounts payable	34.6	6.8
Accrued expenses	(15.6)	26.1
Other liabilities	16.2	(6.5)
Increase (decrease) in deferred revenue	0.6	2.8
Decrease (increase) in deferred expense	14.3	10.7

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	526.9	367.5
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(501.7)	(226.5)
Purchase of net assets of acquired entities, including acquisition costs, less cash acquired	(45.0)	—
Proceeds from dispositions of property and equipment	17.9	60.1
Net proceeds from disposition of Latin America Land and E&P Services segments, net of cash disposed	955.5	—
Investments in and advances to affiliates	—	(4.7)

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	426.7	(171.1)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(578.1)	(403.0)
Proceeds from debt borrowings	403.0	223.0
Decrease in restricted cash	1.8	0.3
Proceeds from exercise of stock options	27.0	30.1
Excess tax benefits from stock-based compensation	7.1	—
Proceeds from issuance of common stock	2.1	1.4

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	(137.1)	(148.2)
Increase (decrease) in cash and cash equivalents	816.5	48.2
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64.1	45.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$880.6	$93.3

Pride International, Inc.
Quarterly Continuing Operating Results by Asset Class
(In millions)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Revenues:
Offshore Drilling Services
Deepwater	$176.1	$166.9	$124.3
Midwater	88.0	95.7	36.0
Jackups	205.5	192.2	175.3
Other	40.1	47.2	42.7

Total Offshore Drilling Services	509.7	502.1	378.3
Land Drilling & Other	30.4	27.9	27.7
Corporate	0.3	—	—

Total	$540.4	$530.0	$406.0

Earnings from operations:
Offshore Drilling Services
Deepwater	$80.4	$74.9	$38.0
Midwater	43.1	44.7	6.4
Jackups	88.8	80.8	83.5
Other	(0.1)	7.8	3.4

Total Offshore Drilling Services	212.2	208.2	131.3
Land Drilling & Other	9.4	19.5	7.9
Corporate	(36.1)	(31.1)	(28.8)

Total	$185.5	$196.6	$110.4

Pride International, Inc.
Quarterly Continuing Operating Results by Asset Class
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2007	2006
Revenues:
Offshore Drilling Services
Deepwater	$480.8	$354.2
Midwater	263.9	116.5
Jackups	580.4	495.3
Other	127.6	129.3

Total Offshore Drilling Services	1,452.7	1,095.3
Land Drilling & Other	88.5	77.2
Corporate	0.3	—

Total	$1,541.5	$1,172.5

Earnings from operations:
Offshore Drilling Services
Deepwater	$206.9	$98.2
Midwater	119.9	14.2
Jackups	247.2	245.7
Other	12.0	5.3

Total Offshore Drilling Services	586.0	363.4
Land Drilling & Other	31.5	18.4
Corporate	(101.6)	(86.0)

Total	$515.9	$295.8

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Q3 2007		Q2 2007		Q3 2006
	Average		Average		Average
	Daily		Daily		Daily
	Revenues		Revenues		Revenues
	(1)	Utilization(2)	(1)	Utilization(2)	(1)	Utilization(2)
Deepwater	$242,500	99%	$235,800	97%	$177,300	95%
Midwater	$215,900	74%	$203,500	86%	$97,500	67%
Jackups	$98,800	81%	$94,100	80%	$85,700	79%
Other	$52,300	52%	$48,100	67%	$48,500	50%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Nine Months Ended September 30,
	2007		2006
	Average Daily		Average Daily
	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)
Deepwater	$224,600	98%	$176,300	92%
Midwater	$186,800	86%	$91,700	78%
Jackups	$94,600	80%	$76,300	84%
Other	$48,500	61%	$45,100	53%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.